PRESS RELEASE

FOR IMMEDIATE RELEASE

Vectrus Awarded Position on Logistics Civil Augmentation Program (LOGCAP) V Indefinite Delivery Indefinite Quantity (IDIQ) Contract

COLORADO SPRINGS, Colo., April 13, 2019 —Vectrus, Inc. announced that on April 12, 2019, the U.S. Army Contracting Command-Rock Island (ACC-RI) awarded four (4) Indefinite Delivery Indefinite Quantity, Multiple Award Task Order Contracts (MATOC), for the Logistics Civil Augmentation Program (LOGCAP) V support services in support of the U.S. Military worldwide. The services are to support the Geographical Combatant Commands (GCCs) and Army Service Component Commands (ASCCs) throughout the full range of military operations. Each basic IDIQ contract Ordering Period will be an initial five-year ordering period and options for five additional one-year ordering periods. The ceiling price for the entire LOGCAP V MATOC is $82,000,000,000 and is a cumulative ceiling for all contracts awarded from Request for Proposal.

Vectrus Systems Corporation is one of the award recipients of the basic IDIQ contract and the following task orders: PACOM Setting the Theater Task Order and associated Performance Task Order; CENTCOM Setting the Theater Task Order and associated Performance Task Order. Each task order has its own period of performance.

The full LOGCAP V contract award announcement to Vectrus is available on FBO.gov at https://www.fbo.gov/index?s=opportunity&mode=form&tab=core&id=90e226fd66a85099863b51b842bf350d&_cview=0.

The company reaffirms its full-year 2019 guidance that was originally provided on February 26, 2019.

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About Vectrus
Vectrus is a leading global government services company with a history in the services market that dates back more than 70 years. The company provides facility and base operations; supply chain and logistics services; information technology mission support; engineering and digital technology services, and strategic programs support to U.S. government customers around the world. Vectrus is differentiated by operational excellence, superior program performance, a history of long-term customer relationships and a strong commitment to their customers’ mission success. Vectrus is headquartered in Colorado Springs, Colo., and includes about 6,700 employees spanning 129 locations in 22 countries. In 2018, Vectrus generated sales of $1.3 billion. To learn about career opportunities at Vectrus, visit www.vectrus.com/careers. For more information, visit the company’s website at www.vectrus.com or connect with Vectrus on Facebook, Twitter, and LinkedIn.

Safe Harbor Statement
Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our five-year plan, Company growth, including growth in revenue, cash flow and margins, backlog, business strategy, acquisition of SENTEL Corporation, contract opportunities, bids, awards and business pipeline, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, the risk factors set forth in Part I, Item 1A, “Risk Factors,” and elsewhere in our 2018 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements.

Contact:
Mike Smith, CFA
(719) 637-5773
michael.smith@vectrus.com

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